Exhibit 10.13

Aspect Software, Inc.

300 Apollo Drive

Chelmsford, MA 01824

EMPLOYMENT AGREEMENT AMENDMENT

November 23, 2010

Jamie Ryan

c/o Aspect Software, Inc.

300 Apollo Drive

Chelmsford, MA 01824

Dear Mr. Ryan,

This letter agreement (the “Amendment”) shall supplement and amend the Employment Agreement (the “Employment Agreement”), dated as of March 10, 2006, between you (the “Executive”) and Aspect Software, Inc. (the “Company”). All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Employment Agreement. Except as modified by this Amendment, the Employment Agreement shall remain in full force and effect; provided, that in the event that any provision in this Amendment conflicts with the Employment Agreement or any other agreement, policy, plan or arrangement between the Executive and the Company, the terms of this Amendment shall govern.

You agree and acknowledge that notwithstanding any other provision of the Employment Agreement to the contrary, the Employment Agreement is hereby modified by the following terms and provisions:

1.	The intent of the parties is that payments and benefits under the Employment Agreement comply with or be exempt from Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted the Employment Agreement shall be interpreted to be in compliance therewith or exempt therefrom. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Executive by Code Section 409A or damages for failing to comply with Code Section 409A.

2.	A termination of employment shall not be deemed to have occurred for purposes of any provision of the Employment Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of the Employment Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

3.	Unless the Employment Agreement provides a specified and objectively determinable payment schedule to the contrary, to the extent that any payment of base salary or other compensation is to be paid for a specified continuing period of time beyond the date of the Executive’s separation from service in accordance with the Company’s payroll practices (or other similar term), the payments of such base salary or other compensation shall be made in no even less frequently than monthly. Notwithstanding the foregoing, with respect to any payments that are intended to fall under the short-term deferral exemption from Code Section 409A, unless the Employment Agreement provides a specified and objectively determinable payment schedule to the contrary, all payments due thereunder shall be made as soon as practicable after the right to payment vests and in all events by March 15 of the calendar year following the calendar year in which the right to payment vests. For purposes of this section, a right to payment will be treated as having vested when it is no longer subject to a substantial risk of forfeiture as determined by the Company in its sole discretion.

4.	Notwithstanding any other payment schedule provided herein to the contrary, if the Executive is identified on the date of his separation from service a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B) (which generally means a key employee of a corporation any stock of which is publicly traded on an established securities market or otherwise), then, with regard to any payment or the provision of any benefit that is considered nonqualified deferred compensation subject to Code Section 409A and payable on account of a “separation from service,” (i) such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of the Executive’s “separation from service” and (B) the date of the Executive’s death (the “Delay Period”) to the extent required under Code Section 409A and (ii) at the end of such six (6)-month period, the Company shall make an additional payment to the Executive equal to the amount interest accruing at the then-current short-term applicable federal rate published by the Internal Revenue Service on the value of any such payment or benefit, accruing from the date on which it would have otherwise been paid or provided. Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and all remaining payments due under the Employment Agreement shall be paid or provided in accordance with the normal payment dates specified for them therein.

5.	To the extent that severance payments or benefits pursuant to the Employment Agreement are conditioned upon the execution and delivery by the Executive of a release of claims, then (a) such release shall be substantially in the form attached hereto as Exhibit A and (b) the Executive shall forfeit all rights to such payments and benefits unless such release is signed and delivered (and no longer subject to revocation) within sixty (60) days following the date of the Executive’s separation from service (it being agreed that the Company shall provide notice to the Executive not less than ten (10) business days prior to the expiration of such period). If the foregoing release is executed and delivered and no longer subject to revocation as provided in the preceding sentence, then the following shall apply:

5.1.	To the extent any such cash payment or continuing benefit to be provided is not nonqualified deferred compensation subject to Code Section 409A, as determined by the Company in its sole discretion, then such payment or benefit shall commence upon the first scheduled payment date immediately after the date the release is executed and no longer subject to revocation (the “Release Effective Date”). The first such cash payment shall include payment of all amounts that otherwise would have been due prior to the Release Effective Date under the terms of the Employment Agreement applied as though such payments commenced immediately upon the Executive’s separation from service, and any payments made thereafter shall continue as provided therein. The delayed benefits shall in any event expire at the time such benefits would have expired had such benefits commenced immediately following the Executive’s separation from service.

5.2.	To the extent any such cash payment or continuing benefit to be provided is nonqualified deferred compensation subject to Code Section 409A, as determined by the Company in its sole discretion, then such payments or benefits shall be made or commence upon the sixtieth (60th) day following the Executive’s separation from service. The first such cash payment shall include payment of all amounts that otherwise would have been due prior thereto under the terms of the Employment Agreement had such payments commenced immediately upon the Executive’s separation from service, and any payments made thereafter shall continue as provided therein. The delayed benefits shall in any event expire at the time such benefits would have expired had such benefits commenced immediately following the Executive’s separation from service.

5.3.	The Company may provide, in its sole discretion, that Executive may continue to participate in any benefits delayed pursuant to this section during the period of such delay, provided that the Executive shall bear the full cost of such benefits during such delay period. Upon the date such benefits would otherwise commence pursuant to this Section, the Company may reimburse the Executive the Company’s share of the cost of such benefits, if any, had such benefits commenced immediately upon the Executive’s separation from service. Any remaining benefits shall be reimbursed or provided by the Company in accordance with the schedule and procedures specified therein.

6.	To the extent that reimbursements or other in-kind benefits under the Employment Agreement constitute “nonqualified deferred compensation” subject to Code Section 409A, (i) all such expenses or other reimbursements hereunder shall be paid on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (ii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to provided, in any other taxable year, and (iii) the Executive’s right to such reimbursement or in-kind benefits shall not be subject to liquidation or exchange for any other benefit.

7.	For purposes of Code Section 409A, the Executive’s right to receive any installment payment pursuant to the Employment Agreement shall be treated as a right to receive a series of separate and distinct payments.

8.	Whenever a payment under the Employment Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

9.	Notwithstanding any other provision of the Employment Agreement to the contrary, in no event shall any payment under the Employment Agreement that constitutes nonqualified deferred compensation subject to Code Section 409A be subject to offset, counterclaim or recoupment by any other amount payable to the Executive unless otherwise permitted by Code Section 409A.

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Sincerely,

Aspect Software, Inc.

By:	/s/ Michael J. Provenzano III
Name: Michael J. Provenzano III
Title: Executive Vice President and Chief Financial Officer

ACCEPTED AND AGREED:

/s/ Jamie Ryan
Jamie Ryan

Date: November 23, 2010

Signature Page to Employment Agreement Amendment

Exhibit A

GENERAL RELEASE

I,             , in consideration of and subject to the performance by Aspect Software, Inc., a Delaware corporation (together with its subsidiaries and affiliates, the “Company”), of its obligations under the Employment Agreement, dated as of                  , 20     (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company and the other Company Releasees (as defined below) to the extent provided below.

1. Release:

(a) I understand that any payments or benefits paid or granted to me under paragraph 4(b) of the Agreement (the “Severance Benefits”) represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive the Severance Benefits unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter or breach this General Release. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates. I also acknowledge and represent that I have received all payments and benefits that I am entitled to receive (as of the date hereof) by virtue of any employment by the Company.

(b) General Release: In exchange for the Severance Benefits and other good and valuable consideration, the sufficiency of which is hereby acknowledged, I, on behalf of myself and each of my representatives, agents, estate, heirs, successors and assigns, hereby acknowledge full and complete satisfaction of and absolutely and unconditionally hereby release, remise, discharge, and hold harmless the “Company Releasees” (defined to include the Company and/or any of its parents, subsidiaries, divisions or affiliates, predecessors, successors or assigns, and its and their respective current and/or former partners, directors, shareholders/stockholders, officers, employees, attorneys and/or agents, all both individually and in their official capacities), from any and all actions or causes of action, suits, claims, complaints, contracts, liabilities, agreements, promises, contracts, torts, debts, damages, controversies, judgments, rights and demands of every kind and nature, whether existing or contingent, known or unknown, suspected or unsuspected, through and including the execution and delivery by me of this General Release (collectively, “Claims”), including without limitation those arising out of my employment with, change in employment status with, and/or separation of employment from, the Company. This release is intended by me to be all encompassing and to act as a full and total release of any Claims, whether specifically enumerated herein or not, that I may have or have had against the Company Releasees arising from conduct occurring up to and through the date of this General Release, including, but not limited to, any Claims arising from any federal, state or local law, regulation or constitution dealing with either employment, employment benefits or employment discrimination such as those laws or regulations concerning discrimination on the basis of race, color, creed, religion, age, sex, sex harassment, sexual orientation, national origin, ancestry, genetic carrier status, handicap or disability, veteran status, any military service or application for military service, or any other category protected under federal or state law; any contract, whether oral or written, express or implied; any tort; any Claim for equity or other benefits; or any other statutory and/or common law Claim. Notwithstanding the foregoing sentences of this Section 1(b), this Section 1 does not extend to any payments or benefits receivable, or obligations incurred or specified, under paragraph 4(b) of the Agreement.

(c) Acknowledgment of Release: I acknowledge and agree that I am releasing all legally waivable rights to sue or obtain equitable, remedial or punitive relief from any or all Company Releasees of any kind whatsoever, including, without limitation, reinstatement, back pay, front pay, attorneys’ fees and any form of injunctive relief.

(d) Effect of Release: I understand and intend that this Section 1 constitutes a general release of all Claims and that no reference therein to a specific form of Claim, statute or type of relief is intended to limit the scope of such general release and waiver.

(e) Release of Unknown Claims: I understand and intend that this Section 1 releases unknown claims and that I are waiving statutory protection against a release of unknown claims.

(f) Claims That Cannot Be Released By Private Agreement: This release does not include any claim which, as a matter of law, cannot be released by private agreement. Nor does this release prohibit or bar me from providing truthful testimony in any legal proceeding or from cooperating with, or making truthful disclosures to, any governmental agency. Notwithstanding the foregoing, with respect to any claim that cannot be released by private agreement, I agree to release and waive my right (if any) to any monetary damages or other recovery as to such claims, including any claims brought on my behalf, either individually or as part of a collective action, by any governmental agency or other third party.

2. Waiver of Rights and Claims Under the Age Discrimination in Employment Act of 1967: I acknowledge that since I am 40 years of age or older, I have being informed that I have or may have specific rights and/or claims under the Age Discrimination in Employment Act of 1967 (ADEA) and I agree that: (a) in consideration for the Severance Benefits, which I am not otherwise entitled to receive, I specifically and voluntarily waive such rights and/or claims under the ADEA I might have against the Company Releasees to the extent such rights and/or claims arose prior to the date this General Release was executed; (b) I understand that rights or claims under the ADEA which may arise after the date this General Release is executed are not waived by me; (c) I am advised to consider the terms of this General Release carefully and consult with or seek advice from an attorney of my choice or any other person of my choosing prior to executing this General Release; (d) I have forty-five (45) days to review this General Release and consider its terms before signing it (this 45-day review period will rate be affected or extended by any revisions that might be made to this General Release); and (e) I have carefully read and fully understand all of the provisions of this General Release, and I knowingly and voluntarily agree to all of the terms set forth in this General Release.

I further acknowledge that within the 7-day period following my execution of this General Release (the “Revocation Period”) I shall have the unilateral right to revoke this General Release, and that the Company’s obligations hereunder shall become effective only upon the expiration of the Revocation Period without my revocation hereof. I understand that in order to be effective, notice of my revocation of this General Release must be received by the Company on or before the last day of the Revocation Period. This General Release shall not be effective until the Revocation Period has expired. Nothing in this General Release prevents or precludes me from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.

3. Representations and Covenants Regarding Actions: I represent, warrant and covenant to each of the Company Releasees that at no time prior to or contemporaneous with my execution of this General Release have I filed or caused or knowingly permitted the filing or maintenance, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency or other tribunal, any Claim, which I may now have or have ever had against the Company Releasees which is based in whole or in part on any matter referred to in Section 1 above. Subject to Section 1(f) above, and to the extent permitted by law, I ame prohibited from filing or maintaining, or causing or knowingly permitting the filing or maintaining, of any Claim.

4. Accord and Satisfaction: The Severance Benefits shall be complete and unconditional payment, settlement, accord and/or satisfaction with respect to all obligations and liabilities of the Company Releasees

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to me, including, without limitation, any matter set forth in Section 1, all claims for back wages, salary, vacation pay, draws, incentive pay, bonuses, stock and stock options, commissions, severance pay, reimbursement of expenses, any and all other forms of compensation or benefits, attorney’s fees, or other costs or sums.

5. Company Files, Documents and Other Property: I agree that as of the date hereof, I have returned to the Company all Company property and materials, including but not limited to, (if applicable) personal computers, laptops, fax machines, scanners, copiers, cellular phones, Company credit cards and telephone charge cards, manuals, building keys and passes, courtesy parking passes, diskettes, intangible information stored on diskettes, software programs and data compiled with the use of those programs, software passwords or codes, tangible copies of trade secrets and confidential information, sales forecasts, names and addresses of Company customers and potential customers, customer lists, customer contacts, sales information, sales forecasts, memoranda, sales brochures, business or marketing plans, reports, projections, and any and all other information or property previously or currently held or used by me that is or was related to my employment with the Company (“Company Property”). I agree that in the event that I discover any other Company Property in my possession after the date of this General Release I will immediately return such materials to the Company.

6. Future Conduct:

(a) Nondisparagement: I agree not to, directly or indirectly, make or solicit or encourage others to make or solicit disparaging, critical or otherwise detrimental comments to any person or entity concerning the Company Releasees; the products, services or programs provided or to be provided by the Company Releasees; the business affairs, operation, management or the financial condition of the Company Releasees; or the circumstances surrounding my employment and/or separation of employment from the Company.

(b) Confidentiality of this General Release: I agree that I shall not disclose, divulge or publish, directly or indirectly, any information regarding the substance, terms or existence of the Agreement or this General Release and/or any discussion or negotiations relating to the Agreement or this General Release, to any person or organization other than my immediate family and accountants or attorneys when such disclosure is necessary for the accountants or attorneys to render professional services. Prior to any such disclosure that I may make, I shall secure from my attorney or accountant their agreement to maintain the confidentiality of such matters. Notwithstanding anything to the contrary, this Section 6(b) shall not apply to information related to the tax treatment or the tax structure of the transactions contemplated herein. For this purpose, “tax structure” is limited to any facts relevant to the U.S. federal income tax treatment of the transaction and does not include information relating to the identity of the parties.

(c) Non-Solicitation, IP Assignment, Non-Disclosure and Stock Option Agreements: I expressly acknowledge and reaffirm my understanding of and obligations under the terms of the Agreement, any Stock Option Agreements between me and the Company, and those certain agreements that contain Indemnity, Non-Compete, Non-Solicitation, Intellectual Property Assignment and Non-Disclosure provisions (collectively, the “Employee Agreements”).

7. Further Acknowledgements, Representations and Governing Law:

(a) Nothing herein shall be deemed or construed to represent an admission by the Company or any other Company Releasee of any violation of law or other wrongdoing with respect to me.

(b) If any provision of this General Release, or part thereof, is held invalid, void or voidable as against public policy or otherwise, the invalidity shall not affect other provisions, or parts thereof, which may be given effect without the invalid provision or part. To this extent, the provisions and parts thereof of this

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General Release are declared to be severable. Any waiver of any provision of this General Release shall not constitute a waiver of any other provision of this General Release unless expressly so indicated otherwise. The language of all parts of this General Release shall in all cases be construed according to its fair meaning and not strictly for or against either of the parties.

(d) This General Release and any claims arising out of this General Release (or any other claims arising out of the relationship between the parties) shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts; and shall in all respects be interpreted, enforced and governed under the internal and domestic laws of Massachusetts, without giving effect to the principles of conflicts of laws of such state. Any claims or legal actions by one party against the other shall be commenced and maintained in state or federal court located in Massachusetts, and I hereby submit to the jurisdiction and venue of any such court.

(e) The Company Releasees are intended third-party beneficiaries of this General Release, and this General Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Company Releasees hereunder. My heirs or assigns also are intended third-party beneficiaries with respect to the Severance Benefits and in the event of my death, the Agreement may be enforced by each of them in accordance with the terms of the Agreement in respect of the rights granted to such heirs or assigns therein. Except and to the extent set forth in the preceding two sentences, this General Release is not intended for the benefit of any person other than the parties, and no such other person shall be deemed to be a third party beneficiary hereof. Without limiting the generality of the foregoing, I acknowledge that it is not the intention of the Company to establish any policy, procedure, course of dealing or plan of general application for the benefit of or otherwise in respect of any other employee, officer, director or stockholder, irrespective of any similarity between any contract, agreement, commitment or understanding between the Company and such other employee, officer, director or stockholder, on the one hand, and any contract, agreement, commitment or understanding between the Company and me, on the other hand, and irrespective of any similarity in facts or circumstances involving such other employee, officer, director or stockholder, on the one hand, and me, on the other hand.

(f) I may not assign any of my rights or delegate any of my duties under the Agreement or this General Release. The Company’s rights and the rights of the other Company Releasees shall inure to the benefit of, and be enforceable by, any of the Company’s or other Company Releasees’ respective successors and assigns. The Company may assign all rights and obligations of the Agreement and this General Release to any successor in interest to the assets of the Company. In the event that the Company is dissolved, all obligations of the Company under the Agreement shall be provided for in accordance with applicable law.

I REPRESENT THAT I HAVE READ THE FOREGOING GENERAL RELEASE, THAT I FULLY UNDERSTAND THE TERMS AND CONDITIONS OF SUCH GENERAL RELEASE AND THAT I AM KNOWINGLY AND VOLUNTARILY EXECUTING THE SAME. IN DELIVERING THIS GENERAL RELEASE, I DO NOT RELY ON ANY REPRESENTATION, PROMISE OR INDUCEMENT MADE BY THE COMPANY OR ITS REPRESENTATIVES WITH THE EXCEPTION OF THE CONSIDERATION DESCRIBED IN THIS GENERAL RELEASE.

Accepted and Agreed to:

«Preferred_Name» «Last_Name»

Date:

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IF YOU DO NOT WISH TO USE THE 45-DAY PERIOD,

PLEASE CAREFULLY REVIEW AND SIGN THIS DOCUMENT

I, «Preferred_Name» «Last_Name», acknowledge that I was informed and understand that I have 45 days within which to consider the attached General Release, have been advised of my right to consult with an attorney regarding such General Release and have considered carefully every provision of the General Release, and that after having engaged in those actions, I prefer to and have requested that I enter into the General Release prior to the expiration of the 45 day period.

Dated:	«Preferred_Name» «Last_Name»

Dated:	Witness:

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